[Letterhead of Seward & Kissel LLP]

Exhibit 5.1

September	18, 2007

Eagle Bulk Shipping Inc.

477 Madison Avenue

New York, NY 10022

Re:	Eagle Bulk Shipping Inc.

Ladies and Gentlemen:

We have acted as counsel to Eagle Bulk Shipping Inc. (the “Company”) in connection with the Company’s filing of a Registration Statement on Form S-3 (the “Registration Statement”) as filed with the U.S. Securities and Exchange Commission (the “Commission”) on September 18, 2007 pursuant to Rule 462(b) of the Securities Act of 1933, as amended, relating to an aggregate of 740,227 shares of common stock of the Company, par value $.01 per share (the “Common Stock”). The Registration Statement incorporates by reference the registration Statement on Form S-3 (No. 333–139745), which was declared effective on January 9, 2007, including the prospectus which forms a part of such registration statement, as supplemented from time to time by one or more prospectus supplements (together the “Prospectus”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the Prospectus; and (iii) such corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents. As to various questions of fact which are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors of the Company and others.

We have further assumed for the purposes of this opinion, without investigation, that (i) all documents contemplated by the Prospectus to be executed in connection with any offering of the Common Stock have been duly authorized, executed and delivered by each of the parties thereto other than the Company, and (ii) the terms of any offering of Common Stock complies in all respects with the terms, conditions and restrictions set forth in the Prospectus and all of the instruments, agreements and other documents relating thereto or executed in connection therewith.

Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that:

Eagle Bulk Shipping Inc.
September 18, 2007

1. Under the laws of the Republic of the Marshall Islands, the Common Stock has been duly authorized, and when the Common Stock has been issued, sold and paid for as contemplated in the Prospectus, the Common Stock will be validly issued, fully paid and non-assessable.

This opinion is limited to the law of the State of New York and the Federal law of the United States of America and the laws of the Republic of the Marshall Islands as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us and the discussions of advice provided by us under the headings “Tax Considerations—Marshall Islands Tax Considerations”, “Tax Considerations—United States Federal Income Tax Considerations” and “Legal Matters” in the Prospectus, without admitting we are “experts” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement.

Very truly yours,
/s/ Seward & Kissel LLP